Filed Pursuant to Rule 433
Registration No. 333-259121

Final Term Sheet
November 27, 2023

THE HOME DEPOT, INC.
$500,000,000 5.125% Notes due April 30, 2025
$750,000,000 4.950% Notes due September 30, 2026
$750,000,000 4.900% Notes due April 15, 2029

Issuer:	The Home Depot, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*:	A2/A/A

Trade Date:	November 27, 2023

Settlement Date (T+5):
December 4, 2023. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, because the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes on the date hereof or the next two succeeding business days, you should consult your own advisors.

Title of Securities:	5.125% Notes due April 30, 2025	4.950% Notes due September 30, 2026	4.900% Notes due April 15, 2029

Principal Amount:	$500,000,000	$750,000,000	$750,000,000

Maturity Date:	April 30, 2025	September 30, 2026	April 15, 2029

Treasury Benchmark:	5.000% due October 31, 2025	4.625% due November 15, 2026	4.875% due October 31, 2028

Benchmark Yield:	4.897%	4.607%	4.418%

Spread to Benchmark:	28 bps	43 bps	58 bps

Reoffer Yield:	5.177%	5.037%	4.998%

Price to Public:	99.935%	99.781%	99.550%

Coupon:	5.125% per annum	4.950% per annum	4.900% per annum

Interest Payment Dates:	Semi-annually on each April 30 and October 30, commencing on April 30, 2024.	Semi-annually on each March 30 and September 30, commencing on March 30, 2024.	Semi-annually on each April 15 and October 15, commencing on April 15, 2024.

Optional Redemption:	Make-whole call at T+5 bps.	Prior to August 30, 2026, make-whole call at T+10 bps; par call on and after August 30, 2026.	Prior to March 15, 2029, make-whole call at T+10 bps; par call on and after March 15, 2029.

Day Count Convention:	30/360	30/360	30/360

CUSIP/ISIN:	437076 CU4 / US437076CU47	437076 CV2 / US437076CV20	437076 CW0 / US437076CW03

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
Siebert Williams Shank & Co., LLC
TD Securities (USA) LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) J.P. Morgan Securities LLC collect at 212-834-4533, (iii) Morgan Stanley & Co. LLC at 1-866-718-1649, (iv) Barclays Capital Inc. at 1-888-603-5847 or (v) U.S. Bancorp Investments, Inc. at 1-877-558-2607.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.